Exhibit 99

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Vice President and Chief Financial Officer Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pvresource.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES RECORD THIRD QUARTER 2004 RESULTS

AND 2004 GUIDANCE UPDATE

RADNOR, PA (PR Newswire) November 3, 2004 – Penn Virginia Resource Partners, L.P. (NYSE:PVR) today reported record quarterly results for revenues and net income. Third quarter 2004 net income was $9.1 million, or $0.50 per limited partner unit (basic and diluted), on revenues of $19.4 million, a 72 percent increase over third quarter 2003 net income of $5.3 million, or $0.29 per limited partner unit, on revenues of $12.8 million. Net cash provided by operating activities for the third quarter of 2004 was $12.6 million, up 45 percent from $8.7 million in the third quarter of 2003. Distributable cash flow, a non-GAAP measure, was $12.8 million in the third quarter of 2004 compared to $8.9 million in the same quarter of 2003. A reconciliation of distributable cash flow and other non-GAAP financial measures appears in the financial tables following this news release.

In the first nine months of 2004, PVR reported net income of $25.7 million, or $1.40 per limited partner unit, on revenues of $56.1 million, compared to net income of $15.9 million, or $0.87 per limited partner unit, on revenues of $39.3 million for the same period of 2003. Net cash provided by operating activities for the first nine months of 2004 was $38.7 million, up 38 percent from $28.1 million in the same period of 2003. Distributable cash flow, a non-GAAP measure, was $39.2 million in the first nine months of 2004 compared to $28.4 million in the same period of 2003.

Cash Distribution

PVR will pay a $0.54 per unit quarterly cash distribution (an annualized rate of $2.16) on November 12, 2004, to unit holders of record as of November 3, 2004.

Operations Review

Third quarter 2004 operating income was a record $10.5 million, or 64 percent higher than the $6.4 million reported in the third quarter of 2003. Primary reasons for the improved operating results were as follows:

•	Coal royalty revenues were a record $18.0 million in the third quarter of 2004, a 50 percent increase over $12.0 million in the third quarter of 2003, due to increased tonnage mined on PVR’s properties and higher average royalties per ton. Coal production from PVR’s properties in the third quarter of 2004 was a record 8.0 million tons, a 29 percent increase over the 6.2 million tons produced in the third quarter of 2003. Significant increases in production from three leases on PVR’s Coal River property in West Virginia were the primary contributors.

•	Average royalties per ton increased 18 percent to $2.26 in the third quarter of 2004 compared to $1.92 in the same quarter of 2003. The increase in average royalties per ton was primarily due to stronger market conditions for coal resulting in higher prices for coal sold by lessees and a greater percentage of production from certain price-sensitive leases.

•	Coal services revenues increased to $0.9 million in the third quarter of 2004 compared to $0.5 million in the third quarter of 2003. The increase was a result of a coal preparation facility acquired in November 2002 that commenced operations in the third quarter of 2003 and a new loadout facility constructed in 2003 that began operating on February 1, 2004. Both facilities are located on PVR’s Coal River property.

•	Royalty expenses increased to $1.5 million in the third quarter of 2004 from $0.5 million in the third quarter of 2003, primarily as a result of increased production from certain properties subleased from third parties by PVR.

•	Non-cash depreciation, depletion and amortization expense increased to $4.8 million in the third quarter of 2004 from $3.7 million in the same quarter of last year, primarily as a result of increased coal production.

Capital Resources

As of September 30, 2004, PVR’s outstanding borrowings were $117.9 million, including $4.8 million of senior unsecured notes classified as current portion of long-term debt.

Effective July 1, 2004, PVR acquired a 50 percent interest in a joint venture formed with Massey Energy Company (NYSE:MEE) to own and operate end-user coal handling facilities. The $28.4 million investment was funded through PVR’s revolving credit facility and is reported as an equity investment on the attached consolidated balance sheet.

Management Comment

A.James Dearlove, Chief Executive Officer of Penn Virginia Resource Partners, L.P., said “PVR is clearly benefiting from the strong coal market conditions, particularly in the east. Our lessees are exceeding their estimated production levels, which, coupled with the higher coal royalty realizations per ton, resulted in record levels of revenue and operating income for PVR. As a result of the continued strength in the coal market, we have raised our guidance levels for coal production, revenues and royalties.

We continue to look for opportunities to grow PVR through accretive acquisitions of coal reserves and coal infrastructure projects, as evidenced by our recently announced joint venture with Massey Energy (NYSE:MEE), and we continue to evaluate midstream oil and gas opportunities.

The high prices of oil and natural gas as well as the difficulty of bringing large new supplies of coal quickly to market indicate that coal prices should stay strong in 2005. PVR continues to be optimistic about coal as a key long-term supplier of the nation’s energy needs.”

Guidance Update for 2004

See the 2004 Guidance Table included in this release for additional guidance estimates for the fourth quarter and full year 2004. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss results and outlook for 2004, is scheduled for Thursday, November 4, 2004 at 1:00 p.m. EST. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call. You can also participate via Internet webcast by logging on to PVR’s website at www.pvresource.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the conference call will be available until November 5, 2004 at 11:59 p.m. EST by dialing 1-877-660-6853. Replay passcodes: Account number 1628 and Conference number 122047. An on-demand replay of the call will also be available at PVR’s website for 14 days beginning shortly after the call.

*****

Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA) to manage coal properties and related assets. PVR also provides fee-based coal preparation, handling and transportation facilities to some of its lessees and to third parties to generate coal services revenues. In addition to the coal business, PVR generates revenues from the sale of timber growing on its properties. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership’s website at www.pvresource.com .

Forward-looking statements: Penn Virginia Resource Partners, L.P., is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Partnership. With the exception of historical matters, any matters discussed are forward-looking and, therefore, involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: development activities, capital expenditures, acquisitions and dispositions, expected commencement dates and projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR, costs and expenditures, projected demand for coal, projected supply of coal, lessee delays or defaults in making payments and coal handling joint venture operations, all of which will affect revenue levels, prices, royalties, minimum rental payments and joint venture distributions realized by PVR. Additional information concerning these and other factors can be found in PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including PVR’s Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 11, 2004, and subsequently filed interim reports. Except as required by applicable securities laws, PVR does not intend to update its forward-looking statements.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME - unaudited

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues
Coal royalties	$18,018	$11,960	$52,395	$35,658
Coal services	888	484	2,614	1,523
Timber	204	80	499	829
Minimum rentals	5	220	5	1,035
Equity earnings	165	—	165	—
Other	117	68	414	289

	19,397	12,812	56,092	39,334

Expenses
Royalties	1,496	533	4,907	1,263
Operating	281	220	667	1,225
Taxes other than income	239	389	753	978
General and administrative	2,077	1,661	6,036	5,199
Depreciation, depletion and amortization	4,764	3,659	14,385	12,027

	8,857	6,462	26,748	20,692

Operating Income	10,540	6,350	29,344	18,642
Interest expense, net	(1,393)	(1,081)	(3,601)	(2,593)

Income before cumulative effect of change in accounting principle	9,147	5,269	25,743	16,049
Cumulative effect of change in accounting principle	—	—	—	(107)

Net income	$9,147	$5,269	$25,743	$15,942

Allocation of net income:
Net income	$9,147	$5,269	$25,743	$15,942
Less: General partner’s interest in net income	183	105	515	319

Limited partners’ interest in net income	$8,964	$5,164	$25,228	$15,623

Basic and diluted net income per limited partner unit:
Common	$0.50	$0.29	$1.40	$0.87
Subordinated	$0.50	$0.29	$1.40	$0.87

Weighted average units outstanding:
Common	10,425	10,373	10,419	10,264
Subordinated	7,650	7,650	7,650	7,650

Other data:
Coal royalty tons (in thousands)	7,971	6,229	23,865	19,252
Average gross coal royalty per ton	$2.26	$1.92	$2.20	$1.85

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2004	December 31, 2003
	(unaudited)
Assets
Cash	$15,764	$9,066
Other current assets	9,672	7,676

Total current assets	25,436	16,742
Property and equipment, net	225,804	238,146
Equity investments	28,607	—
Other long-term assets	4,099	5,004

Total assets	$283,946	$259,892

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$4,800	$1,500
Other current liabilities	3,124	5,485

Total current liabilities	7,924	6,985
Other long-term liabilities	11,555	8,821
Long-term debt	113,093	90,286
Shareholders’ equity	151,374	153,800

Total liabilities and shareholders’ equity	$283,946	$259,892

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating Activities
Net income	$9,147	$5,269	$25,743	$15,942
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	4,764	3,659	14,385	12,027
Gain on sale of property and equipment	(10)	—	(37)	(5)
Noncash interest expense	126	121	378	395
Equity earnings	(165)	—	(165)	—
Cumulative effect of change in accounting principle	—	—	—	107
Changes in operating assets and liabilities	(1,272)	(329)	(1,581)	(377)

Net cash provided by operating activities	12,590	8,720	38,723	28,089

Investing Activities
Payments received on long-term notes	200	136	548	381
Proceeds from sale of property and equipment	10	—	37	50
Acquisitions	(28,442)	—	(28,442)	—
Capital expenditures	(72)	(1,991)	(939)	(3,437)

Net cash used in investing activities	(28,304)	(1,855)	(28,796)	(3,006)

Financing Activities
Payments for debt issuance costs	—	—	—	(1,419)
Proceeds from borrowings, net	27,000	—	26,000	1,613
Proceeds from issuance of partners’ capital	—	23	—	301
Distributions to partners	(9,960)	(9,561)	(29,229)	(27,145)

Net cash provided by (used in) financing activities	17,040	(9,538)	(3,229)	(26,650)

Net increase (decrease) in cash and cash equivalents	1,326	(2,673)	6,698	(1,567)
Cash and cash equivalents-beginning balance	14,438	10,726	9,066	9,620

Cash and cash equivalents-ending balance	$15,764	$8,053	$15,764	$8,053

Noncash Investing and Financing Activities
Issuance of partners’ capital for acquisition	$—	$—	$1,060	$4,969

PENN VIRGINIA RESOURCE PARTNERS, L.P.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Distrubitable cash flow”
Net cash provided by operating activities	$12,590	$8,720	$38,723	$28,089
Payments received on long-term notes	200	136	548	381
Other property and equipment expenditures	(18)	(5)	(50)	(81)

Distributable cash flow (see Note 1 below)	$12,772	$8,851	$39,221	$28,389

Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “EBITDA”
Net cash provided by operating activities	$12,590	$8,720	$38,723	$28,089
Changes in operating assets and liabilities	1,272	329	1,581	377
Gain on sale of property and equipment	10	—	37	5
Non-cash interest expense	(126)	(121)	(378)	(395)
Equity earnings	165	—	165	—
Interest (income) expense, net	1,393	1,081	3,601	2,593

EBITDA (see Note 2 below)	$15,304	$10,009	$43,729	$30,669

Reconciliation of GAAP “Income before cumulative effect of change in accounting principle” to Non-GAAP “EBITDA”
Income before cumulative effect of change in accounting principle	$9,147	$5,269	$25,743	$16,049
Interest (income) expense, net	1,393	1,081	3,601	2,593
Depreciation, depletion and amortization	4,764	3,659	14,385	12,027

EBITDA (see Note 2 below)	$15,304	$10,009	$43,729	$30,669

Note 1 - Distributable cash flow represents net cash provided by operating activities plus payments received on long-term notes minus maintenance capital expenditures. Other property and equipment expenditures are capital expenditures (as defined by GAAP) which do not increase the capacity of an asset or generate additional revenues or net cash from operating activities. Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Distributable cash flow is a significant liquidity metric which is an indicator of PVR’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

Note 2 - EBITDA represents net income (loss) before cumulative effect of accounting change, income tax expense (benefit), interest expense, and depreciation, depletion and amortization expense. Management believes EBITDA provides additional, useful information regarding PVR’s ability to meet our debt service, capital expenditure and working capital requirements. EBITDA is a traditional measure of a business’ ability to generate cash flows irrespective of financing costs and is presented as a supplemental financial measurement in the evaluation of our business. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDA is the most widely-used financial measure by commercial banks, investment bankers, fixed-income investors and ratings agencies. It is also a financial measurement that, with certain negotiated adjustments, is reported to our banks under our bank credit facility and is used in our financial covenants under our bank credit facility and the indenture governing our senior unsecured notes. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), income (loss) from operations or net cash flows provided by operating activities prepared in accordance with GAAP.

Penn Virginia Resource Partners, L.P.

Guidance Table

(Dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and quarter expectations for the fourth quarter and full year 2004.

					Guidance
	First Quarter 2004 Actual	Second Quarter 2004 Actual	Third Quarter 2004 Actual	YTD 2004 Actual	Fourth Quarter 2004			Full Year 2004
Coal royalty tons (a)	8.0	7.9	8.0	23.9	7.4	-	8.1	31.3	-	32.0

Revenues:
Coal royalties (a)	$16.9	$17.5	$18.0	$52.4	$16.7	-	18.9	$69.1	-	71.3
Coal services	0.8	0.9	0.9	2.6	0.7	-	0.9	3.3	-	3.5
Timber and other	0.3	0.3	0.3	0.9	0.7	-	0.9	1.6	-	1.8
Equity earnings (b)	—	—	0.2	0.2	0.2	-	0.3	0.4	-	0.5

Expenses:
Royalty (a)	1.6	1.8	1.5	4.9	1.1		1.5	6.0	-	6.4
Operating	0.1	0.3	0.3	0.7	0.2	-	0.4	0.9	-	1.1
Taxes other than income	0.3	0.2	0.2	0.7	0.2	-	0.4	0.9	-	1.1
General and administrative	2.0	2.0	2.1	6.1	1.8	-	2.0	7.9	-	8.1
Depreciation, depletion and amortization	4.8	4.8	4.8	14.4	4.5	-	4.9	18.9	-	19.3
Interest expense:
Average long-term debt outstanding	92.2	91.3	111.4	99.8		117.4			103.1
Net interest rate	4.6%	5.0%	5.0%	4.8%		6.0%			5.2%

Capital expenditures	$0.4	$0.5	$28.5	$29.4	$0.0	-	0.4	$29.4	-	29.8

These estimates are meant to provide guidance only and are subject to revision as the operating environment of Penn Virginia Resource Partners, L.P. changes.

(a)	- Fourth quarter guidance is slightly lower than third quarter actual due to longwall mining operations moving from one of our lessees and holidays during the quarter. Lessees mining on our subleased property directly impact royalty expense.
(b)	- Equity earnings includes results of operations from joint venture with Massey Energy Company, and capital expenditures includes $28.4 million initial investment in the joint venture.